EXHIBIT INDEX

10.1          Membership Interest Sales and Purchase Agreement


              MEMBERSHIP INTEREST SALES AND PURCHASE AGREEMENT

      THIS MEMBERSHIP INTEREST SALES AND PURCHASE AGREEMENT is entered into this 28 day of December, 2007 (the "Effective Date"), by and between MONARCH

SERVICES, INC., a Maryland corporation, (the "Seller"), and JOSEPH BIVONA,

JR., an individual, or his assigns ("Purchaser").

WHEREAS, Seller owns a hundred percent (100%) of the Membership Interest in PEERCE'S PLANTATION GL, LLC, a Maryland limited liability company, and PEERCE'S PLANTATION LIQUOR LICENSE, LLC, a Maryland limited liability company (collectively the "Companies"); and

WHEREAS, PEERCE'S PLANTATION GL, LLC, formed on July 7, 2001 and formerly known as Girls' Life Plantation Restaurant, LLC, is the owner of a parcel of land situate in the 10th District of Baltimore County and identified on Map 53 as Parcel 327 in the Tax Maps of Baltimore County with an address of 12460 Dulaney Valley Road (hereinafter "Business Property"), on which a restaurant known as Peerce's Plantation formerly operated its business; and

WHEREAS, the Business Property contains certain fixtures, furniture, and other assets within the building known as the Business Assets and listed in Exhibit A; and

WHEREAS, PEERCE'S PLANTATION LIQUOR LICENSE, LLC is the owner of a Class B liquor license (hereinafter the "Liquor License") used in conjunction with the restaurant business known as Peerce's Plantation on the Business Property; and,

WHEREAS, Seller desires to sell and the Purchaser desires to purchase the Liquor License, the Business Property, and the Business Assets, by purchasing all of the Membership Interest of the Companies as set forth herein;

NOW THEREFORE, in consideration of Five Dollars ($5.00) and the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed between the parties hereto as follows:

     1. Sale of Membership Interest. The Seller agrees to sell, transfer, grant and assign and the Purchaser promises to buy Seller's 100% Membership Interest of the Companies, constituting all of the outstanding Membership Interest, free and clear, without encumbrances, liens or hindrances of any kind.

     2. Purchase Price. The agreed Purchase Price of the above described Membership Interest is One Million Six Hundred Thousand Dollars ($1,600,000.00) (hereinafter referred to as the "Purchase Price").

        2.1Deposit. Purchaser has heretofore paid to Seller a good faith deposit of Twenty Five Thousand Dollars ($25,000.00) (the "Initial Deposit"). In the event settlement does not occur for any reason, the Initial Deposit shall be refunded to the Purchaser. Within five (5) days of the execution of this Agreement, Purchaser shall pay to Seller an additional deposit of Fifty Thousand Dollars ($50,000.00) (the "Second Deposit") for a total of Fifty Thousand Dollars ($50,000.00) (collectively the "Deposit"). The Second Deposit shall be non-refundable, unless the Seller shall default hereunder in which even the Purchaser shall be entitled to the return of said Deposit.

     3. Payment of Purchase Price. Purchaser shall pay the Purchase Price less the Deposit by cashier's check or bank check at Settlement.

     4. Expenses. The parties agree to each bear its own costs, including, but not limited to attorney fees and accountant fees, relating to this transaction.

     5. Broker. All parties agree that there is and has been no broker or agent involved in this Agreement and there are no agency, or brokerage or finder fees to be paid to anyone. Should any broker claim a fee due as the result of this transfer, the party who employed or contracted with such broker shall be liable for all of said fee and shall indemnify and hold harmless the other party.

     6. Settlement. The Settlement on this Agreement shall take place on or before February 15, 2008. At the time of settlement, the Seller shall deliver to the Purchaser, Assignments of Membership Interest for each entity being transferred herein, a bill of sale acceptable to the Purchaser and all other instruments of sale, conveyance and assignment for the proper transferring by the Seller to the Purchaser of the Membership Interests being transferred herein.

          6.1 Apportionments. All taxes, general or special, and all other public or governmental charges or assessments against the portion of the Property being conveyed or the improvements thereon which are or may be payable on an annual basis (including metropolitan district, sanitary commission, or other benefit charges, assessments, liens, or other encumbrance for sewer, water, drainage, or other public improvements completed or commenced on or prior to the date hereof or subsequent thereto) (collectively, the "Impositions") are to be adjusted and apportioned as of the date of the settlement and are to be assumed and paid thereafter by the Purchaser, whether assessments have been levied or not as of such date.

          6.2 Transfer Taxes; Allocations. In the event Seller is required to convey the Property by fee simple Deed rather than by a membership interest transfer, the Purchaser shall bear the costs of any state or county documentary stamps, transfer and recordation taxes and recording fees payable in connection with the recordation of the Deed among the Land Records of Baltimore County, Maryland. The Seller shall solely bear the costs of any agricultural land transfer tax that may be assessed against the Property as a result of the conveyance of title to the Property to the Purchaser.

     7. Books and Records. Seller shall cooperate with the turnover of any books and records of the Companies upon request by Purchaser. To the extent requested by Purchaser, Seller agrees to provide assistance in transition with respect to payroll, tax accounts and the books and records of the Companies.

     8. Intentionally Deleted.

     9. Seller's Covenants and Warranties. Seller makes the following covenants and warranties to Purchaser. Purchaser's obligations are conditioned upon the Seller's covenants and warranties being true on the date of the Settlement.

          9.1. Seller has full power and authority to sell the Membership Interest being sold herein. The Membership Interest being conveyed pursuant to Section 1 of this Agreement is free and clear of all liens, encumbrances, pledges and restrictions of any kind whatsoever.

          9.2. This Agreement constitutes, and the settlement documents delivered hereunder, upon execution and delivery thereof in accordance herewith constitute, the legal, valid and binding obligation of Seller enforceable in accordance with their respective terms.

          9.3. The Membership Interest being purchased by Purchaser is owned solely by the Seller and the Seller has good and marketable title to all of the Membership Interest, free and clear of any and all liens, pledges, security interests, encumbrances and adverse claims of any nature.

          9.4. Neither the execution and delivery of this Agreement nor the consummation of the sale and other contemplated transactions will conflict with, or result in a breach of, any of the terms, conditions or provisions of any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality, or the articles of organization or operating agreements of the Companies or any agreement or other instrument to which the Companies and/or the Seller is a party or by which it is bound, or constitute a default thereunder, or result in any lien or encumbrance on any of the assets owned the Companies and/or the Seller.

          9.5. Seller shall pay all real estate taxes, assessments, and licenses and registration fees (which shall be adjusted as of the date of settlement) accruing while Seller is in operational control of the Companies as well as subsequent to the date of this Agreement to the date of Purchaser's possession or the date of Closing, whichever shall first occur

          9.6. Intentionally deleted.

          9.7. Between the time of this Agreement and the Settlement Date, Seller covenants and agrees that Seller shall not remove any tools, equipment, machinery, inventory, supplies and or furniture without the express written consent of the Purchaser, except a John Deere tractor and two (2) pictures
(a photograph of Pimlico race track and a picture of a shepherd with his sheep).

          9.8. Encumbrances.

               9.8.1. Membership Interest and Liquor License. The Seller covenants and agrees that from the date of this Agreement to the Settlement Date, it shall not: (i) voluntarily convey, transfer, mortgage or encumber any part of the Membership Interest or Liquor License; or (ii) become a party to any contracts, leases, options or agreements affecting the Membership Interest or Liquor License that would in any way affect the Purchaser's rights and obligations hereunder without the Purchaser's prior written consent.

               9.8.2. Business Property. The Seller shall not allow the Companies, after the date hereof, to enter into any deed, contract of sale, option agreement, right of way, easement, grant, lease or other writing or instrument with respect to the Business Property, nor take any action or permit to be imposed any easement, existing reservation, right of way, lien or encumbrance upon the Business Property, which would constitute an additional exception under the Title Commitment. The Companies are the legal, record and beneficial owner of the aforesaid properties and have good and marketable title thereon. As of Settlement, the Business Property will not be subject, in whole or in part, to any leasehold interest of any person, corporation or entity or any claim, right or interest of any tenant or party in possession and there will be no parties in possession of any part of the Business Property as lessees or tenants at sufferance.

          9.9. Litigation. There are no actions, suits or proceedings (including, without limitation, condemnation and eminent domain proceedings) which have been instituted or, to Seller's knowledge, threatened against or affecting the Membership Interest, the Companies, the Business Property, or the Liquor License, or the Companies' title to the Business Property and Liquor License, at law or in equity, or before any governmental authority.

          9.10. INTENTIONALLY DELETED.

          9.11. Mechanics' Liens. As of the Settlement, all bills and claims for labor performed and material supplied to or for the benefit of the Business Property, other than work authorized by Purchaser, at any time prior to the Settlement will have been paid in full, and no mechanics' or materialmen's liens will be outstanding on or pending or threatened against the Business Property.

          9.12. U.C.C. Lien. The Seller covenants and agrees that there are no outstanding liens encumbering the business assets as shown on Exhibit A and being transferred, or if there are outstanding liens, that these will have been satisfied by the Seller prior to the Settlement Date.

     10. Purchaser's Covenants, Duties and Warranties. Purchaser makes the following covenants, representations and warranties to Sellers. Sellers' obligations are conditioned upon the Purchaser's covenants, representations and warranties begin true on the date of the settlement.

Purchaser is an individual and has full power and authority to own its assets and properties and to carry on its business as it will be conducted.

Neither the execution and delivery of this Agreement nor the consummation of the sale and other contemplated transactions will conflict with, or result in a breach of, any of the terms, conditions or provisions of any law or regulation, order, writ, injunction or decree of any court or governmental instrumentality, or the corporate charter or by-laws to the Purchaser or any agreement or other instrument to which the Purchaser is a party or by which it is bound, or constitute a default thereunder, or result in any lien or encumbrance on any of the assets owned by the Purchaser.

     11. Title Commitment/Environmental Inspection. The Purchaser shall have a period of twenty (20) days from the date hereof to obtain and review a title insurance commitment issued by a reputable title insurance company for the Business Property, together with a survey which indicates the location of the improvements, encroachments, easements, rights of way and other exceptions as set forth in such title insurance commitment (the "Title Commitment"), which Title Commitment must be satisfactory in all respects to the Purchaser, in its sole discretion. If the Title Commitment discloses any matters affecting title that are not acceptable to the Purchaser, then the Purchaser shall notify the Seller of such objectionable title matters prior to the expiration of such twenty (20) day period. The Seller may, but shall be under no obligation to, cure all such title defects. Should Seller elect to cure such title defects, these defects must be cured within fifteen (15) days of Seller's receipt of notice from Purchaser of the objectionable title matter. Seller must notify Purchaser in writing of its election to cure the title defects ("Cure Notice") within five (5) days of its receipt of written notice of the defects from Purchaser. In the event Seller elects not to cure the title defects, fails to notify Purchaser that it will cure the title defects or fails to cure such defect, Purchaser may either terminate this Agreement and receive a refund of the entire Deposit or waive its objection and proceed with the terms of this Agreement. In the event the Purchaser elects to terminate this Agreement pursuant to this Section, the Deposit shall be returned to the Purchaser, and upon such return, this Agreement shall be null and void and of no further force and effect. At Settlement, the Purchaser shall secure a bring-to-date of the Title Commitment, which bring-to-date shall reveal no new exceptions of record after the date hereof, unless such exceptions have been requested by Purchaser.

     12. Intentionally Deleted.

     13. Conditions Precedent. The obligations of the Purchaser to purchase the Membership Interest and to perform the other covenants and obligations to be performed by the Purchaser under this Agreement shall be subject to and contingent upon the following conditions (collectively, the "Condition Precedent") to be fulfilled, satisfied and/or resolved to the satisfaction of the Purchaser on the Settlement Date, unless another date is specifically noted. If for any reason there is a failure to satisfy any of the Conditions Precedent, then the Purchaser may terminate the Agreement and receive a refund of the Deposit or waive the Condition Precedent, in whole or in part in writing.

          13.1. Covenants and Warranties. The representations made by the Seller in Section 9 shall be true and correct in all material respects on and as of the Settlement Date with the same force and effect as though such warranties had been made on and as of such date; the Seller shall have performed all covenants and obligations and complied with all conditions required by this Agreement to be performed or complied with on or before the Settlement Date.

          13.2. Intentionally Deleted.

     14. Risk of Loss. In the event that prior to the Settlement date the Business Property, or any buildings or structures thereon, shall be damaged by fire or any other casualty not fully covered by insurance and not repaired or replaced by the time of settlement, Purchaser shall have the right, at its election, either to terminate this Agreement or proceed to settlement.

     15. Termination; Default. Any termination of this Agreement pursuant to any provision hereof shall only be accomplished by written notice sent by the terminating party to the other party in accordance with the provisions of
Section 19 of this Agreement. Upon any default by Purchaser, the Deposit shall be forfeited to the Seller as full liquidated damages in accordance with the provisions of this Agreement. Upon any default by Seller, Purchaser shall be entitled to pursue an action for specific performance or shall be entitled to the return of the Deposit and reimbursement for actual monetary damages. Neither party shall be entitled to recover consequential damages. Upon receipt of notice of a default, the defaulting party shall have fifteen (15) days to remedy said default (five (5) days for a monetary default), before the other party may pursue any of the remedies contained herein.

     16. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representative.

     17. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

     18. Amendment of Agreement. This Agreement may be amended only by a written agreement of all the parties hereto.

     19. Notices. Any notice or communication given by any of the parties hereto to the other party hereto pursuant to this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, as follows:

(1) If to Seller, to:         Monarch Services, Inc.
                              ATTN:  Eric Dott and Jackson Dott
                              4517 Harford Road
                              Baltimore, Maryland  21214

   With a copy to:            Benjamin Bronstein, Esquire
                              29 West Susquehanna Avenue, Suite 205
                              Towson, MD  21204

(2) If to Purchaser, to:      Mr. Joseph Bivona, Jr.
                              Signature Catering
                              2624 Lord Baltimore Drive
                              Suite H
                              Baltimore, MD  21244

   With a copy to:            Gildea and Schmidt, LLC
                              Attn:  D. Dusky Holman
                              600 Washington Ave., Suite 200
                              Towson, MD  21204

or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.

     20. Liquor License. Although Purchaser shall receive the Membership Interests of PEERCE'S PLANTATION LIQUOR LICENSE, LLC, which is the Liquor License owner, the Baltimore County Liquor Board will require a transfer of the Liquor License from the Seller as the holders of the Liquor License to Purchaser. Therefore, Seller shall provide assistance in transition with the transfer of the liquor license into the name of the Purchaser or its designees, which assistance shall include, but not be limited to, the execution of any applications or other documents necessary to effectuate the transfer, and attendance at any necessary hearings required for the transfer. Purchaser agrees to make all best and immediate efforts to effectuate said transfer.
In the interim between the sale and purchase of the membership interests of Seller and the transfer of the Liquor License, Purchaser shall indemnify and hold harmless Seller and the individual holders of the Liquor License for any and all actions, which may arise in any way, or be connected to, Purchaser's use of said Liquor License. This Section 20 shall survive Settlement and the Deed conveying the Business Property to Purchaser.

     21. Right of Entry. Upon execution of this Agreement, the Seller shall permit the Purchaser to access the Property for the limited purpose of showing the facilities to prospective customers desiring to utilize the premises for catered events. The Purchaser shall provide the Seller with notice prior to gaining entry to the Property. The Seller shall leave the Property in substantially the same condition as it was prior to the Seller's exercise of this right of entry.

     22. Intentionally Deleted.

     23. Intent of the Parties. It is the express intent of the parties hereto that Seller shall convey to Purchaser the membership interests of the Companies owning legal title to the Business Property, the Business Assets and the Liquor License. Therefore, if it is discovered that any entity other than Peerce's Plantation Liquor License, LLC or Peerce's Plantation GL, LLC legally owns the Business Property, the Business Assets or the Liquor License, Seller shall convey the membership interests of that entity or entities to Purchaser. In the event such an entity shall own any other assets other than the Business Property, the Business Assets or the Liquor License, such assets shall be conveyed from that entity prior to the conveyance of the membership interests.

     24. Entire Understanding. This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereunder.

     25. Headings. The headings herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions thereof.

     26. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     27. Severability. In case any terms of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining parts of such term or the validity of the remaining terms of this Agreement shall in any way be affected thereby.

     28. Other Documents. The parties hereto agree to sign other and further documents to carry out the intent of this Agreement.

     29. Assignment. The Purchaser and Seller shall be entitled to assign their rights under this Agreement as provided below:

          29.1. Assignment by Seller. Seller shall have the right to assign its rights under this Agreement or transfer the Property to a trust or other entity for estate planning purposes, provided that any assignment or transfer is subject to the terms of this Agreement and that Seller provide Purchaser with prior written notice of such.

          29.2. Assignment by Purchaser. Purchaser shall have the right to assign its rights under this Agreement prior to Settlement to any entity of which Purchaser is a majority owner.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

WITNESS/ATTEST:                     SELLER:
                                    MONARCH SERVICES, INC.



______________________________      /s/ Jackson Y. Dott                 (SEAL)
                                    -----------------------------------------
                                    By:  Jackson Y. Dott
                                    Its: President



                                    PURCHASER:




______________________________      /s/ Joseph Bivona,Jr.               (SEAL)
                                    -----------------------------------------
                                    Joseph Bivona Jr.